                     SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a)
              of the Securities Exchange Act of 1934

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [   ]

Check the appropriate box:
[ ]       Preliminary Proxy Statement
[ ]       Confidential, for Use of the Commission Only
[X]       Definitive Proxy Statement
[ ]       Definitive Additional Materials
[ ]       Soliciting Material Pursuant to Section 240.14a-11(c) or Section
          240.14a-12

                             Peregrine Systems, Inc.
                (Name of Registrant as specified in its charter)

    (Name of Person(s) filing proxy statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
 [X]   No fee required
 [ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
       (1)  Title of each class of securities to which transaction applies:
            N/A
            --------------------------------------------------------------------
       (2)  Aggregate number of securities to which transaction applies:  N/A
                                                                        --------
       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which
            the filing fee is calculated and state how it was determined,   N/A
                                                                         -------
       (4)  Proposed maximum aggregate value of transaction:  N/A
                                                            --------------------
       (5)  Total fee paid:             N/A
                           -----------------------------------------------------
 [ ]   Fee paid previously with preliminary materials.
 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
       (1)  Amount Previously Paid:  N/A
                                   ---------------------------------------------
       (2)  Form, Schedule, or Registration Statement No.:  N/A
                                                          ----------------------
       (3)  Filing Party:  N/A
                         -------------------------------------------------------
       (4)  Date Filed: N/A
                       ---------------------------------------------------------

                                      LOGO

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 August 12, 1997
                                    2:00 p.m.

To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Peregrine Systems, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, August 12, 1997, at 2:00 p.m., local time, at the Company's principal executive offices at 12670 High Bluff Drive, San Diego, California 92130 for the following purposes:

     1. To elect directors to serve until the next Annual Meeting of Stockholders or until their successors are elected;

     2. To ratify the appointment of Arthur Andersen LLP as independent accountants for the Company for the fiscal year ending March 31, 1998; and

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on June 30, 1997, are entitled to notice of and to vote at the meeting.

     All stockholders are cordially invited to attend the meeting in person. To assure your representation at the meeting, however, you are urged to mark, sign, date, and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                        For the Board of Directors
                                        PEREGRINE SYSTEMS, INC.

                                        /s/ RICHARD T. NELSON
                                        ----------------------------
                                        Richard T. Nelson
                                        SECRETARY
San Diego, California
July 11, 1997



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED
     TO COMPLETE, SIGN, AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE
                     AND RETURN IT IN THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             PEREGRINE SYSTEMS, INC.

                             PROXY STATEMENT FOR THE

                       1997 ANNUAL MEETING OF STOCKHOLDERS

                         ------------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Peregrine Systems, Inc., a Delaware corporation ("PSI" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Tuesday, August 12, 1997, at 2:00 p.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices at 12670 High Bluff Drive, San Diego, California 92130. The telephone number at that location is (619) 481-5000.
When proxies are properly dated, executed, and returned, the shares they represent will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted for the election of the nominees for directors set forth herein, for the ratification of the appointment of Arthur Andersen LLP as independent auditors as set forth herein and, at the discretion of the proxy holders, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

     These proxy solicitation materials and the Annual Report to Stockholders for the year ended March 31, 1997, including financial statements, were first mailed on or about July 11, 1997, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARES OUTSTANDING

     Stockholders of record at the close of business on June 30, 1997 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, the Company had issued and outstanding and entitled to vote 15,215,735 shares of Common Stock, $.001 par value.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to the solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the taking of the vote at the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of the Company at or before the taking of the vote at the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be delivered to Peregrine Systems, Inc. at 12670 High Bluff Drive, San Diego, California 92130, Attention: Secretary, or hand-delivered to the Secretary of the Company at or before the taking of the vote at the Annual Meeting.

VOTING

     Each share of Common Stock outstanding on the Record Date is entitled to one vote. Stockholders' votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the Annual Meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the Annual Meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable New York Stock Exchange rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

SOLICITATION OF PROXIES

     The expense of soliciting proxies in the enclosed form will be borne by the Company. In addition, the Company may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers, and employees, personally or by telephone, telegram, facsimile, or other means of communication. No additional compensation will be paid for such services.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

     Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Proposals of stockholders of the Company intended to be presented for consideration at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than March 13, 1998, in order that they may be included in the proxy statement and form of proxy related to that meeting.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

NOMINEES

     At the Annual Meeting, a Board of seven directors will be elected, each to hold office until his or her successor is elected and qualified, or until his or her death, resignation, or removal. Shares represented by the accompanying proxy will be voted for the election of the seven nominees (recommended by the Board of Directors) who are named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. The Company has no reason to believe that the nominees for election will not be available to serve their prescribed terms. If any nominee for any reason is unable to serve or will not serve, however, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

     The following table sets forth certain information concerning the nominees, which information is based on data furnished to the Company by the nominees:


                                                         POSITION(S)
                   NAME                  AGE          WITH THE COMPANY                           DIRECTOR SINCE
                   ----                  ---          ----------------                           --------------

        Alan H. Hunt . . . . . . . . .    55    President, Chief Executive Officer and Director        1995
        David A. Farley. . . . . . . .    42    Vice President, Finance, Chief Financial
                                                Officer and Director                                   1995
        John J. Moores (1) . . . . . .    52    Chairman of the Board of Directors                     1989
        Christopher A. Cole. . . . . .    42    Director                                               1981
        Richard A. Hosley II (1) . . .    52    Director                                               1992
        Charles E. Noell III (1)(2). .    45    Director                                               1992
        Norris van den Berg (2). . . .    58    Director                                               1992

___________
(1)  Member of Compensation Committee.
(2)  Member of Audit Committee.

     There is no family relationship among any of the directors and executives of the Company.

     ALAN H. HUNT has served as the Company's President and Chief Executive Officer and as a member of the Board of Directors since October 1995. From July 1994 until November 1995, Mr. Hunt was President and Chief Executive Officer and a director of XVT Software Inc., a development tools software company ("XVT"). From

March 1991 until May 1994, Mr. Hunt was Senior Vice President of Sales and Marketing (North America) for BMC Software, Inc., a vendor of software system utilities for IBM mainframe computing environments ("BMC").

     DAVID A. FARLEY has served as the Company's Vice President, Finance, and Chief Financial Officer and as a member of the Board of Directors since October 1995. Mr. Farley served as Secretary of the Company from October 1995 until February 1997. From November 1994 to November 1995, Mr. Farley was Vice President, Finance, and Chief Financial Officer and a director of XVT. From December 1984 until October 1994, Mr. Farley held various accounting and financial positions at BMC, most recently as Chief Financial Officer and as a director.

     JOHN J. MOORES has served as Chairman of the Company's Board of Directors since March 1990 and as a Board member since March 1989. In 1980, Mr. Moores founded BMC and served as its President and Chief Executive Officer from 1980 to 1986 and as Chairman of its Board of Directors from 1980 to 1992. Since
December 1994, Mr. Moores has served as owner and Chairman of the Board of the San Diego Padres Baseball Club, L.P. and since September 1991 as Chairman of the Board of JMI Services, Inc., a private investment company. Mr. Moores also serves as a director of Homegate Hospitality, Inc.

     CHRISTOPHER A. COLE has served as a member of the Company's Board of Directors since founding the Company in 1981. He also served as its President and Chief Executive Officer from 1986 until 1989. Since 1992, Mr. Cole has served as President and Chief Executive Officer of Questrel, Inc., a software development company.

     RICHARD A. HOSLEY II has served as a member of the Company's Board of Directors since January 1992. Prior to retiring from full-time employment, Mr. Hosley served as President and Chief Executive Officer of BMC. Mr. Hosley also serves as a director of Logic Works, Inc. and as a director and member of the compensation committee of Axent Technologies, Inc.

     CHARLES E. NOELL III has served as a member of the Company's Board of Directors since January 1992. Since January 1992, Mr. Noell has served as President and Chief Executive Officer of JMI Services, Inc., a private investment company, and as a General Partner of JMI Equity Partners, L.P. ("JMI Equity Partners"). JMI Equity Partners is the General Partner of JMI Equity Fund, L.P., a venture capital investment firm ("JMI Equity Fund"). Mr. Noell also serves as a director of Expert Software, Inc. and Transaction Systems Architects, Inc. and as a director and member of the compensation committee of Homegate Hospitality, Inc.

     NORRIS VAN DEN BERG has served as a member of the Company's Board of Directors since January 1992. Mr. van den Berg has served as a General Partner of JMI Equity Partners since July 1991. JMI Equity Partners is the General Partner of JMI Equity Fund. Mr. van den Berg also serves as a member of the Board of Directors of Prism Solutions, Inc.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

          Directors will be elected by a plurality of the votes of the shares present and entitled to vote at the Annual Meeting and entitled to vote on the election of directors. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE FOREGOING SLATE OF NOMINEES AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE.

BOARD AND COMMITTEE MEETINGS

          The Company's Board of Directors held five meetings during the fiscal year ended March 31, 1997. No incumbent director during fiscal 1997 attended fewer than seventy-five percent (75%) of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which such person was a director and (ii) the total number of meetings held by all committees of the Board of Directors on which such person served (during the period such person served) except that Christopher A. Cole attended sixty percent (60%) of the meetings of the Board of Directors held during fiscal 1997. The Board of Directors has standing Audit and Compensation Committees. The Board of Directors does not have a Nominating Committee.

     The Audit Committee was comprised of Charles E. Noell III and Norris van den Berg during fiscal 1997. The purposes of the Audit Committee are to review with the Company's management and independent accountants such matters as internal accounting controls and procedures, the plan and results of the annual audit, and suggestions of the accountants for improvements in accounting procedures; to nominate independent accountants; and to provide such additional information as the committee may deem necessary to make the Board of Directors aware of significant financial matters which require the Board's attention.

     The members of the Compensation Committee during fiscal 1997 were John J. Moores, Richard A. Hosley II, and Charles E. Noell III. The Compensation Committee held one meeting during fiscal 1997. The purposes of the Compensation Committee are to review and approve the compensation to be paid or provided to the Company's executive officers, the aggregate compensation of all employees of the Company, and the terms of compensation plans of all types.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other employees of the Company and administers various incentive compensation and benefit plans. The Compensation Committee consists of directors Richard A. Hosley II, John J. Moores and Charles E. Noell III. Alan H. Hunt, President, Chief Executive Officer and director of the Company, participates in all discussions and decisions regarding salaries and incentive compensation for all employees and consultants of the Company, except that he is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company does not currently have any employment contracts in effect with any Named Executive Officer (as defined in the table indicating beneficial security ownership of management on page 5).

     The Company and Alan H. Hunt, its President and Chief Executive Officer, are parties to a restricted stock agreement dated November 1, 1995 pursuant to which the Company issued Mr. Hunt 400,000 shares of Common Stock. The Company and David A. Farley, its Chief Financial Officer, are parties to a substantially equivalent restricted stock agreement dated November 1, 1995 pursuant to which the Company issued Mr. Farley 200,000 shares of Common Stock. The shares issued to each of Messrs. Hunt and Farley vest incrementally over ten years, subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones. The restricted stock agreements permit either Mr. Hunt or Mr. Farley to surrender shares to satisfy withholding tax obligations that arise as the shares vest. In connection with the vesting of 66,000 shares in April 1997, Mr. Hunt surrendered 28,296 shares subject to this restricted stock agreement. In the event of a merger or change in control of the Company, all such shares will become automatically vested.

     Under the 1994 Plan, in the event of a merger or a change in control of the Company, vesting of options outstanding under the 1994 Plan will automatically accelerate such that outstanding options will become fully exercisable, including with respect to shares for which such options would be otherwise unvested.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of May 31, 1997 by (i) each person or entity who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock; (ii) each director of the Company; (iii) the Company's Chief Executive Officer and each of the Company's four most highly compensated executive officers who were serving as executive officers of the Company as of March 31, 1997 (the "Named Executive Officers"); and (iv) all directors and executive officers of the Company as a group.


                                                             SHARES BENEFICIALLY
          NAME AND ADDRESS(1)                                    OWNED(2)
          -------------------                               --------------------
                                                              NUMBER     PERCENT
                                                            ----------   -------
          JMI Equity Fund, L.P.. . . . . . . . . . . . . .   1,280,620      8.4%
          12680 High Bluff Drive
          San Diego, CA 92130
          John J. Moores (3) . . . . . . . . . . . . . . .   9,549,784     62.8%
          Charles E. Noell III (4) . . . . . . . . . . . .   1,325,620      8.7%
          Norris van den Berg (5). . . . . . . . . . . . .   1,325,620      8.7%
          James W. Butler (6). . . . . . . . . . . . . . .     825,000      5.1%
          Christopher A. Cole (7). . . . . . . . . . . . .     630,821      4.1%
          Alan H. Hunt (8) . . . . . . . . . . . . . . . .     521,704      3.4%
          David A. Farley (9). . . . . . . . . . . . . . .     424,408      2.8%
          Douglas S. Powanda (10). . . . . . . . . . . . .     112,500         *
          Richard A. Hosley II (11). . . . . . . . . . . .      45,000         *
          William G. Holsten (12). . . . . . . . . . . . .      38,400         *
          Douglas F. Garn (13) . . . . . . . . . . . . . .      62,500         *
          All current executives officers and directors
          as a group (14 persons) (14) . . . . . . . . . .  12,853,289     80.6%

___________
*Less than 1%.

(1) Unless otherwise indicated, the address for each listed stockholder is c/o Peregrine Systems, Inc., 12670 High Bluff Drive, San Diego, California 92130. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock held by them.

(2) Applicable percentage ownership is based on 15,213,057 shares of Common Stock outstanding as of May 31, 1997, together with applicable options for such stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities, subject to community property laws, where applicable. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days of May 31, 1997 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

(3) Includes 3,753,816 Shares held by Mr. Moores as trustee under various trusts, substantially all of which were established for members of Mr. Moores's family. Mr. Moores is Chairman of the Company's Board of Directors. Excludes 1,280,620 shares of Common Stock held by JMI Equity Fund, L.P., of which Mr. Moores is a limited partner. Mr. Moores does not exercise voting or dispositive control over the shares held by JMI Equity Fund, L.P. and disclaims beneficial ownership of all such shares except to the extent of his pecuniary interest therein.

(4) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997 and 1,280,620 shares of Common Stock held by JMI Equity Fund, L.P. Mr. Noell is a director of the Company and a General Partner of JMI Equity Partners L.P., the General Partner of JMI Equity Fund, L.P. Mr. Noell disclaims beneficial ownership of all shares held by JMI Equity Fund, L.P. except to the extent of his pecuniary interest therein.

(5) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997 and 1,280,620 shares of Common
     Stock held by JMI Equity Fund, L.P.   Mr. van den Berg is a director of the
     Company and a General Partner of JMI Equity Partners L.P., the General
     Partner of JMI Equity Fund, L.P.   Mr. van den Berg disclaims beneficial
     ownership of all shares held by JMI Equity Fund, L.P. except to the extent of his pecuniary interest therein.

(6) Includes 825,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997. Mr. Butler is the former President and Chief Executive Officer of the Company.

(7) Includes 104,078 shares of Common Stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997. Mr. Cole is a member of the Company's Board of Directors.

(8) Includes 150,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997 and 334,000 shares subject to a restricted stock agreement. Mr. Hunt is the Company's President and Chief Executive Officer and a member of its Board of Directors.

(9) Includes 75,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997 and 200,000 shares subject to a restricted stock agreement. Mr. Farley is the Company's Vice President, Finance, and Chief Financial Officer and a member of its Board of Directors.

(10) Includes 112,500 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997. Mr. Powanda is the Company's Vice President, International Sales.

(11) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997. Mr. Hosley is a member of the Company's Board of Directors.

(12) Includes 38,444 shares of Common Stock issuable upon exercised outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997. Mr. Holsten is the Company's Vice President, Professional Services.

(13) Includes 62,500 shares of Common Stock issuable upon exercised outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997. Mr. Garn is the Company's Vice President, North American Sales.

(14) Includes 873,147 shares of Common Stock issuable upon exercise of outstanding stock options which are presently exercisable or will become exercisable within 60 days of May 31, 1997.

DIRECTOR COMPENSATION

     The Company reimburses each member of the Company's Board of Directors for out-of-pocket expenses incurred in connection with attending Board meetings. No member of the Company's Board of Directors currently receives any additional cash compensation. The Company has granted each of directors Christopher A. Cole, Richard A. Hosley II, Charles E. Noell III, and Norris van den Berg options to acquire 45,000 shares of Common Stock at an exercise price of $1.34 under the Company's 1991 Nonqualified Stock Option Plan. All such options vested in annual installments over four years, are now fully exercisable, and expire if not exercised prior to May 2002. In addition, Mr. Cole holds an additional vested option to acquire 56,250 shares of Common Stock at an exercise price of $0.51 per share. Such option was initially granted to Mr. Cole under the Company's Nonqualified Stock Option Plan in connection with Mr. Cole's service as an executive officer. Following Mr. Cole's resignation as an executive officer, the Company agreed to extend the exercisability of the option for so long as Mr. Cole continues as a director of the Company, but no later than December 2000.

     The Company's 1997 Director Option Plan (the "Director Plan") provides that options will be granted to non-employee directors, other than non-employee directors who hold or are affiliated with a holder of three percent of the Company's outstanding Common Stock, pursuant to an automatic nondiscretionary grant mechanism. Each new non-employee director is automatically granted an option to purchase 25,000 shares of Common Stock at the time he or she is first elected to the Board of Directors. Each non-employee director will subsequently be granted an option to purchase 5,000 shares of Common Stock at each annual meeting of stockholders beginning with the 1998 Annual Meeting of Stockholders. Each such option will be granted at the fair market value of the Common Stock on the date of grant. Options granted to non-employee directors under the Director Plan will become exercisable over four years, with 25% of the shares vesting after one year and the remaining shares vesting in quarterly installments thereafter.

EXECUTIVE COMPENSATION

     The following table sets forth in summary form information concerning the compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the fiscal years ended March 31, 1997 and 1996 by each of the Named Executive Officers.


                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION(1)             LONG-TERM COMPENSATION AWARDS
                                            ------------------------     ------------------------------------------
                                  FISCAL                                 RESTRICTED STOCK     SECURITIES UNDERLYING     ALL OTHER
                                   YEAR      SALARY           BONUS           AWARDS               OPTIONS(#)         COMPENSATION
                                  ------    --------         -------     ----------------     ---------------------   ------------
 Alan H. Hunt (2). . . . . . .     1997     $225,000        $225,160(6)           -                     -               $4,862(11)
  President and Chief              1996      192,500         130,557(6)      $936,000(10)            400,000            16,968(11)
    Executive Officer
 David A. Farley (3) . . . . .     1997      150,000         126,240(7)           -                     -                2,712(12)
  Vice President, Finance,         1996      120,000          73,146(7)       468,000(10)            200,000           100,321(12)
    and Chief Financial
    Officer
 Douglas F. Garn (4) . . . . .     1997      150,000         197,324(8)           -                  200,000            18,788(13)
  Vice President,                  1996            -             -                -                     -                    -
    North American Sales
 William G. Holsten (5). . . .     1997       90,000            120,000           -                   50,000             4,481(14)
  Vice President,                  1996       90,000            201,574           -                  100,000            35,387(14)
    Professional
    Services
 Douglas S. Powanda. . . . . .     1997      150,000         104,300(9)           -                   50,000             2,885(15)
  Vice President,                  1996      106,000         179,127(9)           -                     -                7,704(15)
    International Sales

___________
(1) Other than the salary and bonus described herein, the Company did not pay any executive officer named in the Summary Compensation Table any fringe benefits, perquisites or other compensation in excess of 10% of such executive officer's salary and bonus during either fiscal 1997 or fiscal 1996.

(2) Mr. Hunt became President and Chief Executive Officer of the Company in October 1995. Mr. Hunt's salary and bonus for fiscal 1996 include amounts paid to him as President and Chief Executive Officer of XVT. The Company acquired XVT in October 1995.

(3) Mr. Farley became Vice President, Finance, and Chief Financial Officer of the Company in October 1995. Mr. Farley's salary and bonus for fiscal 1996 include amounts paid to him as Vice President, Finance, and Chief Financial Officer of XVT.

(4) Mr. Garn became the Company's Vice President, North American Sales, in April 1996.

(5) Mr. Holsten became Vice President, Professional Services of the Company in November 1995. Mr. Holsten's salary and bonus for fiscal 1996 include amounts paid to him as Director, Professional Services, of XVT.

(6) Bonus compensation for fiscal 1997 includes $136,500 earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 includes $65,000 earned in fiscal 1996 but paid in fiscal 1997.

(7) Bonus compensation for fiscal 1997 includes $126,240 earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 includes $35,000 earned in fiscal 1996 to be paid in fiscal 1998.

(8) Bonus compensation for fiscal 1997 consists of (i) $68,426 of bonus compensation and $75,898 of commission income earned and paid in fiscal 1997 and (ii) $33,000 of bonus compensation and $20,000 of commission income earned in fiscal 1997 to be paid in fiscal 1998.

(9) Bonus compensation for fiscal 1997 consists of (i) $32,531 of bonus compensation and $26,769 of commission income earned and paid in fiscal 1997 and (ii) $34,000 of bonus compensation and $11,000 of commission income earned in fiscal 1997 to be paid in fiscal 1998. Bonus compensation for fiscal 1996 consists of (i) $131,492 of bonus compensation and $4,725 of commission income earned and paid in fiscal 1996 and (ii) $37,351 of bonus compensation and $5,559 of commission income earned in fiscal 1996 but paid in fiscal 1997.

(10) In November 1995, the Company issued Mr. Hunt an aggregate of 400,000 and Mr. Farley an aggregate of 200,000 shares of Common Stock pursuant to restricted stock agreements in connection with their initial employment. The estimated fair value of such shares at the time of issuance was $2.34 per share. Such shares vest incrementally over ten years subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones. As of March 31, 1997, based upon the Company's initial public offering price of $9.00 per share in April 1997, the aggregate fair market value of the shares held by Mr. Hunt was $3,600,000, and the aggregate fair market value of the shares held by Mr. Farley was $1,800,000. The restricted stock agreements between the Company and Messrs. Hunt and Farley permit either of them to surrender shares to satisfy tax withholding obligations that arise as the shares vest. In connection with the vesting of 66,000 shares in April 1997, Mr. Hunt surrendered 28,296 shares subject to his restricted stock agreement.

(11) Represents $1,084 and $238 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $3,778 and $844 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $15,886 in relocation expenses paid by the Company in fiscal 1996.

(12) Represents $337 and $84 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,375 and $1,875 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $98,362 in relocation expenses paid by the Company in fiscal 1996.

(13) Represents $218 in group life insurance excess premiums, $4,604 in matching contributions under the Company's 401(k) plan and $13,966 in relocation expenses paid by the Company in fiscal 1997.

(14) Represents $2,106 and $509 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,375 and $594 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $34,284 in relocation expenses paid by the Company in fiscal 1996.

(15) Represents $337 and $248 in group life insurance excess premiums paid by the Company in fiscal 1997 and fiscal 1996, respectively; $2,548 and $2,340 in matching contributions under the Company's 401(k) plan paid by the Company in fiscal 1997 and fiscal 1996, respectively; and $5,116 in relocation expenses paid by the Company in fiscal 1996.

STOCK OPTION GRANTS

     The following table sets forth certain information relating to stock options awarded to each of the Named Executive Officers during the fiscal year ended March 31, 1997. All such options were awarded under the Company's 1994 Stock Option Plan.


                                                      INDIVIDUAL GRANTS                              POTENTIAL REALIZABLE
                                 -----------------------------------------------------------           VALUES AT ASSUMED
                                  NUMBER OF       PERCENT OF                                         ANNUAL RATES OF STOCK
                                 SECURITIES      TOTAL OPTIONS                                        PRICE APPRECIATION
                                 UNDERLYING       GRANTED TO        EXERCISE                          FOR OPTIONS TERM(1)
                                   OPTIONS       EMPLOYEES IN      PRICE PER      EXPIRATION     --------------------------
                                   GRANTED      FISCAL 1997(2)    SHARE(3)(4)       DATE(5)        5%                  10%
                                 -----------    --------------    -----------     ---------      ------              ------
 Alan H. Hunt. . . . . . . . .       -                -                -              -             -                   -
 David A. Farley . . . . . . .       -                -                -              -             -                   -
 Douglas F. Garn . . . . . . .     200,000           21.5%            $2.34         4/01/06      $294,323            $745,871
 William G. Holsten. . . . . .      50,000            5.4%             2.34        12/16/06        73,581             186,468
 Douglas S. Powanda. . . . . .      50,000            5.4%             2.34        12/16/06        73,581             186,468


_______________
(1) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Based on options to acquire 928,784 shares granted under the Company's 1994 Stock Option Plan during fiscal 1997. All options granted to the Named Executive Officers during fiscal 1997 are governed by the Company's 1994 Stock Option Plan.

(3) Options were granted at an exercise price equal to not less than the fair market value of the Company's Common Stock on the date of grant as determined in good faith by the Board of Directors.

(4) Exercise price may be paid in cash, check, by delivery of already-owned shares of the Company's Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(5) Twenty-five percent (25%) of the shares issuable upon exercise of options granted under the Company's 1994 Stock Option Plan become vested on the first anniversary of the date of grant, and the remaining shares vest over three years at the rate of 6.25% of the shares subject to option at the end of each three-month period thereafter.

OPTION EXERCISES AND FISCAL 1997 YEAR-END VALUES

     No Named Executive Officer exercised any stock option during fiscal year 1997. The following table sets forth certain information regarding stock options held as of March 31, 1997 by the Named Executive Officers.


                                  NUMBER OF SECURITIES
                                 UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                       OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                     MARCH 31, 1997                MARCH 31, 1997*
                               ---------------------------   ---------------------------
NAME                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                           -----------   -------------   -----------   -------------
Alan H. Hunt . . . . . .         125,000        275,000       $832,500      $1,831,500
David A. Farley. . . . .          62,500        137,500        416,250         915,750
Douglas F. Garn. . . . .            -           200,000           -          1,332,000
William G. Holsten . . .          32,194        118,750        212,618         790,875
Douglas S. Powanda . . .          97,500        102,500        671,850         690,150

____________
* Based upon the initial public offering price of $9.00 per share minus the exercise price.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     NOTWITHSTANDING ANY STATEMENT TO THE CONTRARY IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, THIS REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS SHALL NOT BE DEEMED "FILED" WITH THE COMMISSION AND SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

     The Compensation Committee of the Board of Directors (the "Committee") establishes the general compensation policies of the Company and the compensation plans and the specific compensation levels for senior executives, including the Company's Chief Executive Officer.

GENERAL COMPENSATION PHILOSOPHY

     The primary objectives of the Company's executive compensation policies include the following:

  - To attract, motivate, and retain a highly qualified executive management team;

  - To link executive compensation to the Company's financial performance as well as to defined individual management objectives established by the Committee;

  - To compensate competitively with the practices of similarly situated technology companies; and

  -  To create management incentives designed to enhance stockholder value.

     The Company competes in an aggressive and dynamic industry and, as a result, believes that finding, motivating, and retaining quality employees, particularly senior managers, sales personnel, and technical personnel, are key factors to the Company's future success. The Committee's compensation philosophy seeks to align the interests of stockholders and management by tying compensation to the Company's financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options granted to employees through the Company's equity incentive programs.

CASH COMPENSATION

     The Company seeks to provide cash compensation to its executive officers, including base salary and an annual cash bonus, at levels that are commensurate with cash compensation paid at similarly-situated technology companies. Annual increases in base salary are determined on an individual basis based on market data and a review of the officer's performance and contribution to various individual, departmental, and corporate objectives. Cash bonuses are intended to provide additional incentives to achieve such objectives.

     The salaries and cash bonuses of each of the executive officers of the Company, other than the Chief Executive Officer, were determined by the Board of Directors, upon the recommendation of the Chief Executive Officer. The Chief Executive Officer's base salary was determined by the Board of Directors, upon the recommendation of the Compensation Committee with no increase from his annual base salary in the prior fiscal year. In addition, cash bonuses for the Company's President and Chief Executive Officer and its Chief Financial Officer were allocated on a mutually agreed basis from a bonus pool established by the Board of Directors. Cash bonuses may also be earned by operational vice presidents based on their divisional financial performance.

     Based on a review of proxy data and other relevant market data, the Compensation Committee believes that cash compensation paid to the Company's executive officers, including the Chief Executive Officer, was generally consistent with amounts paid to officers with similar responsibilities at similarly-situated pre-IPO software companies.

EQUITY-BASED COMPENSATION

     RESTRICTED STOCK. In November 1995, the Company granted Alan H. Hunt, its President and Chief Executive Officer, and David A. Farley, its Chief Financial Officer, in connection with their becoming officers of the Company, 400,000 shares and 200,000 shares, respectively, of Common Stock pursuant to restricted stock agreements. Such shares vest incrementally over ten years, subject to earlier vesting over six years contingent upon the Company's achieving certain financial milestones. The restricted stock agreements permit Mr. Hunt or Mr. Farley to surrender shares to satisfy withholding tax obligations that arise as the restrictions lapse, and in connection with the lapsing of restrictions on 66,000 shares in April 1997, Mr. Hunt surrendered 28,296 shares of Common Stock subject to his restricted stock agreement.

     The Company believes that the restricted stock arrangements with Messrs. Hunt and Farley effectively implement its compensation philosophy of aligning management interests with stockholder interests. At the time Mr. Hunt and Mr. Farley became associated with the Company, the Board of Directors charged them with improving the Company's financial and operational performance. Because restrictions on the shares issued under the restricted stock agreement lapse early if the Company achieves certain targeted financial performance milestones, the Board of Directors believed that such grants are an effective incentive to the Chief Executive Officer and Chief Financial Officer to take the necessary actions, including a major restructuring of the Company's sales organization, to improve the Company's financial performance. The financial targets in the restricted stock agreements were intended to be aggressive yet realizable, and the Compensation Committee believes such arrangements continue to offer strong incentives for management to work to increase revenues and improve financial performance. The Company's financial performance improved measurably in fiscal 1997, resulting in early lapsing of certain shares for both Mr. Hunt and Mr. Farley.

     STOCK OPTIONS. Stock options are periodically granted to provide additional incentive to executives and other employees to maximize long-term total return to the Company's stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of the Company's Common Stock increases above the exercise price, which is set at the fair market value of the Company Common Stock on the date the option is granted. In addition, employees must remain employed with the Company for a fixed period of time in order for the options to vest fully. Options generally vest over a four year period to encourage option holders to continue in the employ of the Company.

     All of the options granted in the year ended March 31, 1997 were approved by the full Board of Directors. Future option grants to executive officers will be determined by the Compensation Committee or the full Board of Directors. In making its determination, the Compensation Committee intends to consider the executive's position at the Company, such executive's individual performance, the number of options held (if any) and the extent to which such options are vested, and any other factors that the Compensation Committee may deem relevant.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

          Section 162 of the Code limits the federal income tax deductibility of compensation paid to the Company's Chief Executive Officer and to each of the other four most highly-compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on the Company's current compensation plans and policies and proposed regulations interpreting this provision of the Code, the Company and the Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction for executive compensation.

                                                  THE COMPENSATION COMMITTEE

                                                  John J. Moores
                                                  Charles E. Noell III
                                                  Richard A. Hosley II



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission (the "SEC"). Such officers, directors, and 10% stockholders are also required by SEC rules to furnish the Company with copies of all
Section 16(a) reports they file. The Company's officers, directors, and 10% stockholders did not become reporting persons under Section 16(a) until the Company's initial public offering in April 1997. As a result, no filings were made during the year ended March 31, 1997.

CERTAIN TRANSACTIONS

     John J. Moores, the Chairman of the Company's Board of Directors and the majority stockholder of the Company, is party to a Continuing and Unconditional Guaranty dated November 13, 1995 (as subsequently amended), pursuant to which Mr. Moores guaranteed the Company's obligations under its bank line of credit agreement and term loan. As of March 31, 1997, the Company's outstanding obligations under such credit line and term loan were $2.0 million and $1.6 million, respectively. The credit line and term loan balances were fully repaid after the Company's April 1997 initial public offering. The Company anticipates the guarantee of Mr. Moores will not be a part of any future credit facility the Company may obtain after expiration of the existing facility in November 1997.

     In July 1996, Mr. Moores made a loan to the Company in the amount of $2,000,000, which was repaid three days later. The Company used the proceeds of the $2,000,000 loan to make a capital contribution to its subsidiary in the United Kingdom, which, in turn, repaid certain advances owed to the Company. In December 1996, Mr. Moores loaned the Company $250,000, which was repaid in February 1997. Each of these loans bore interest at the prime rate announced by major banks.

     The Company and JMI Services, Inc., an investment management company ("JMI Services"), are parties to a sublease pursuant to which the Company subleases approximately 13,310 square feet of office space at its San Diego headquarters to JMI Services. The term of the sublease is from June 1, 1996 through October 21, 2003. The sublease provides for initial monthly rental payments of $16,638 to increase by $666 per month on each anniversary of the sublease. Mr. Moores serves as Chairman of the Board of JMI Services, and Charles E. Noell, III, a director of the Company, serves as President and Chief Executive Officer. The Company believes that the terms of the sublease are at competitive market rates.


     The Company leases a suite at San Diego's Jack Murphy Stadium at competitive rates and on an informal basis from the San Diego Padres Baseball Club, L.P. (the "Padres"). Mr. Moores has served as owner and Chairman of the Board of the Padres since December 1994. The Company's annual payments for such suite and game tickets total approximately $60,000.

     Pursuant to an Acquisition Agreement dated November 29, 1995 among the Company, Skunkware, Inc. ("Skunkware") and Peregrine/Bridge Transfer Corporation, a database software subsidiary of the Company ("PBTC"), the Company sold all the outstanding shares of PBTC to Skunkware. Under the acquisition agreement, the Company receives a royalty on certain license sales of PBTC and provides certain computer and administrative resources to PBTC for a monthly fee of $37,500. JMI Equity Fund L.P. ("JMI Equity Fund") is the controlling stockholder of Skunkware. Mr. Noell and Norris van den Berg, a director of the Company, are general partners of JMI Equity Partners L.P., general partner of JMI Equity Fund, and Mr. Moores is a limited partner of JMI Equity Fund. JMI Equity Fund holds approximately 8.4% of the Company's outstanding Common Stock.

     The Company and James W. Butler are parties to an agreement dated
December 31, 1995 governing Mr. Butler's resignation as an executive officer and member of the Company's Board of Directors. Pursuant to the agreement, the Company paid Mr. Butler $90,000 during fiscal 1997.

COMPANY PERFORMANCE

     The Company's registration statement covering the Company's initial public offering became effective April 8, 1997. Accordingly, no Company performance graph is available for the fiscal year end.

                                  PROPOSAL TWO

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent accountants, to audit the financial statements of the Company for the current fiscal year ending March 31, 1998. The Company expects that a representative of Arthur Andersen LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

     The affirmative vote of the holders of a majority of the shares of Company stock present or represented and voting at the Annual Meeting will be required to approve this proposal. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THIS PROPOSAL AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP.

                                  OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

     It is important that your shares be represented at the Annual Meeting, regardless of the number of shares which you hold. You are, therefore, urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

                                        For the Board of Directors
                                        PEREGRINE SYSTEMS, INC.

                                        /s/ RICHARD T. NELSON
                                        ----------------------------
                                        Richard T. Nelson
                                        SECRETARY

Dated:  July 11, 1997

-------------------------------------------------------------------------------
                               PEREGRINE SYSTEMS, INC.

                  PROXY FOR 1997 ANNUAL MEETING OF STOCKHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of PEREGRINE SYSTEMS, inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 11, 1997, and hereby appoints Alan H. Hunt and David A. Farley and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of PEREGRINE SYSTEMS, inc. to be held on Tuesday, August 12, 1997 at 2:00 p.m., local time at 12670 High Bluff Drive, San Diego, California, and any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.



-------------------------------------------------------------------------------
                         FOLD AND DETACH HERE

-------------------------------------------------------------------------------
Please mark your votes as indicated in this example   /X/

1. Election of Directors.

FOR all nominees listed below (except as marked to the contrary below)   / /

WITHHOLD AUTHORITY to vote for all nominees listed below    / /

Nominees:  Alan H. Hunt, David A. Farley, John J. Moores, Christopher A. Cole,
           Richard A. Hosley II, Charles E. Noell III, and Norris van den Berg

------------------------------------------------------------------------------
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee(s) name(s) on the line above.)

2. Proposal to ratify the appointment of Arthur Anderson LLP as independent accountants for the fiscal year ending March 31, 1998.

FOR   / /               AGAINST    / /                ABSTAIN     / /

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW     / /

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSON LLP AS INDEPENDENT ACCOUNTANTS FOR THE 1998 FISCAL YEAR.

Both of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

Signature(s)                                              Dated          , 1997
            ---------------------------------------------       ---------

(This Proxy should be marked, dated, and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE